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                                                                  Exhibit 10.24


AMENDMENT TO THE AGREEMENT

of November 30, 1994 (hereinafter "Agreement") between

ULTRALIFE BATTERIES INC., whose registered office is at 1350 Route 88 South, P.O. Box 622, Newark, New York 14513, USA, including its affiliated companies (hereinafter "Ultralife"), and

*                                                               including its
affiliated companies (hereinafter   *  )

1. Definitions

"Exclusivity Period" new definition to read
  * has exclusivity for all rechargeable batteries based on the Technology until December 31, 1998, unless further extended or earlier terminated as set forth in this Agreement.

2. Purpose of the Agreement

New Section 2.3. to read:

Because of the rapid development of the performance and cost of competing battery technologies the parties agree that it is in their mutual interest that Ultralife shall focus its efforts to develop and improve for * the Technology used in the Product also after acceptance of the first Product. Ultralife's roadmap for the development of Product performance, and availability and cost of Products is in the amended Project Plan in Exhibit 1 hereto. Ultralife states that this roadmap is their best and realistic estimation of performance development. Each new generation of Product with improved performance is to be accepted by * prior to shipment. The schedule and Product samples needed for this are outlined in Exhibit 1.

3. Manufacturing and Purchasing

The amended Section 3.3. to read:

Ultralife will sell Products to   *   at prices not higher than set forth in
Exhibit 1 hereto. Ultralife recognizes the competive pressure on Product pricing and is therefor aggressively driving the manufacturing cost down. Ultralife will
share any cost savings with   *  in the form of lower prices. In the unlikely
situation that Ultralife could not ship Products at prices not higher than set
forth in Exhibit 1,  *   can at its sole discretion choose whether to purchase
the Products at higher prices or not. The effects this has on * purchase obligation and the Exclusivity Period are set forth In Section 3.8.

In the case that Ultralife would not be able to meet the schedule for shipping Product with improved performance as set forth in Exhibit 1, or would be able to ship Product with improved performance earlier than set forth in Exhibit 1, the price for Product shipped shall be calculated as follows:

For a Product shipped within a specific time period (as outlined in Exhibit 1), multiply the nomina1 capacity (in Wh) of Product shipped by the price per capacity (in USD/Wh) for that time period.
Example: For Product shipped March 1997 to December 1997 the price is 1.60 USD/Wh. If the nominal capacity equals 4Wh the price per Product equals 4Wh x
1.60 USD/Wh = 6.40 USD per Product.





Ultralife Amendment/   *  /ALPJ/March 28, 1996                      Page 1 of 4


* Confidential Information Deleted and filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.




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A decreasing price trend is anticipated also after the time period covered in
Exhibit 1 hereto.

The payment shall be made in US Dollars against invoice as follows: date of invoice + 60 days net.

The terms of delivery shall be FCA Ultralife's manufacturing site (Incoterms
1990)

Section 3.4 to be deleted entirely.

New Section 3.8 to read:

  * will purchase a minimum of 5 million Products during the term of the Agreement, provided the Products and delivery of the Products fulfill all of the following criteria
1.   Products are sold at prices no higher than set forth In Exhibit 1.
2. All Products meet the Specification and performance criteria as set forth in Exhibit 1 and the cell specifications for particular Products as set forth in Exhibit 2 and Exhibit 3 hereto, or alternatively criteria separately agreed in writing by Ultralife and * in a new specification for a particular Product.
3. All Products fulfill applicable safety standards, regulations and requirements.
4.   Products are available for delivery in volumes set forth in Exhibit 1.
5.   Deliveries are made according to confirmed orders.

In the case Ultralife on one or several occasions cannot meet the above
criteria,   *   can at its sole discretion choose whether to purchase the
Products not meeting the criteria or not, and the total amount of Products not meeting the criteria is to be subtracted from the minimum of 5 million Products
  *   would purchase if no default was at hand. In the case   *   selects not to
purchase the Products not meeting the above criteria, and after Ultralife has paid back any remaining part of the prepayment outlined In section 5.1, the Exclusivity Period will end and Ultralife will be free to offer Products based on the Technology also into the Wireless Telecommunication Market. However, before the end of the Exclusivity Period, as it was originally outlined in section 4, Ultralife cannot offer or sell Products or Technology with a better performance, a better price or otherwise at better terms than Ultralife offered
to   *

4. EXCLUSIVITY

The amended Section 4.1 to read:

  * will have the exclusivity for all rechargeable batteries based on the Technology and manufactured or licensed by Ultralife in the Wireless Telecommunication Market until December 31, 1998. In case of delay, caused by Ultralife, to the amended Project Plan (Exhibit 1 hereto) delaying deliveries as outlined in the Project Plan or in the Rolling Delivery Schedule with more than three (3) months, the Exclusivity Period will be extended accordingly.

In the case (i) no deliveries of Products fully manufactured in the mass production equipment have taken place by the end of March 1997 or (ii) ramp up of mass production to an average manufacturing of 10,000 Products per day is not
achieved by the end of August 1997   *   obtains the option to at its sole
discretion cancel its purchase obligation defined in section 3.8. With such possible cancellation Ultralife has to pay back any remaining part of the prepayment outlined in section 5.1 and after this the Exclusivity Period will
end in the case   *   after receiving the needed samples from Ultralife as
outlined in Exhibit 1, would not perform the qualification procedure of Product within the schedule as outlined in Exhibit 1, the above deadlines will be moved
accordingly. In the case such delay, caused by   *   alone, would be more than
three (3) months the Exclusivity Period will end unless parties agree otherwise and


Ultralife Amendment/   *  /ALPJ/March 28, 1996                      Page 2 of 4


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  *   purchase obligations under the Agreement shall cease. However, Ultralife
shall deliver to   *   Products ordered by   *   in accordance with the terms
agreed in this Agreement.

In order to maintain this exclusivity   *   agrees to purchase from Ultralife
all Products Ultralife manufactures and offers to sell to   *   according to the
arrangements described in section 3.2. As purchase made by   *   will also be
regarded all Products purchased by subcontractors appointed by   *   for this
purpose.

In the case   *   does not accept to purchase all Products meeting the
requirements of section 3.8 and offered in the Rolling Delivery Schedule the Exclusivity Period will expire starting from the month * does not purchase all Products in the Rolling Delivery Schedule.

5. PAYMENT FOR THE PROJECT

The amended section 5.1 to read:

For the completion of the Project,   *   will pay Ultralife an additional and
final $300,000. The payment is exclusive of VAT, and payable on the latest date of signing this Amendment to the Agreement.

  *   will also make a prepayment of $334,000 for Products to be delivered to
  * . The amount of this prepayment will be deducted from the price of the first 4,750,000 Products (USD 0.07 per Product). The prepayment is payable after
Ultralife has provided   *   with a bank guarantee for this sum in a form
reflecting the terms of this Agreement and acceptable to both   *   and
Ultralife.

All costs for any product specific tooling for the first Product size as separately agreed is included in the price of this Product and will be paid for
by   *   through Product purchases as outlined in section 3. For any additional
Product sizes as separately agreed, Ultralife will quote the needed tooling on a
cost basis and in case of   *   ordering the tooling, it will be paid for by
  *   Tooling paid for by   *   cannot be used for manufacturing for any other
party than  *  without the written consent of   *   at   *   sole discretion.

The parties agree that all other costs related to developing the Product and/or Technology and applying the Product and/or Technology for pilot and mass production shall be born solely by Ultralife, unless such costs are clearly
caused by   *

Section 5.2 to be deleted entirely.

9. INDEMNITY

The amended Section 9.3 to read:

Notwithstanding any other provision of this agreement to the contrary. Ultralife
agrees to indemnify   *   against and hold   *   harmless from any and all
claims, suits, actions or demands asserted against   *   or asserted against any
of   *   direct or indirect customers, and against all liabilities, costs and
expenses incurred by   *   in connection therewith (including attorneys' fees
and all other costs relating to defense, settlement, payment, recall, replacement and/or any other response to any such claims), arising directly or indirectly from any claim that the Products are defective or that the Products may or do cause injury or damage.
The foregoing indemnity is subject to the condition precedent that the damage asserted does not result from any participation by * in the claimed defect
injury or damage and that   *   gives


Ultralife Amendment/   *  /ALPJ/March 28, 1996                      Page 3 of 4



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Ultralife prompt notice of any claim in excess of the replacement of the particular batteries and affords Ultralife the opportunity to come in and defend
and settle any such claim with counsel of its own choosing   *   may
participate with its own counsel at its own cost.

12. TERM AND TERMINATION
12.1 This Agreement is valid until December 31, 1998, unless the parties otherwise agree.

Exhibits:

The amended Project Plan is in Exhibit 1 hereto.
The cell specifications for "Product H" is Exhibit 2 hereto.
The cell specifications for "DCT-3" is Exhibit 3 hereto.

Otherwise the terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed and effective as of the date last written down below.

      *                                            ULTRALIFE BATTERIES INC.

Date:                                  Date:    4/2/96
     ------------------------------         ----------------------------------
By:                                    By:   J. Barrella
   --------------------------------       ------------------------------------
Name:                                  Name: Joseph Barrella
     ------------------------------         ----------------------------------
Title:                                 Title: President
      -----------------------------          ---------------------------------
Place:                                 Place:  Newark, N.Y.
      -----------------------------          ---------------------------------


Date:  4/2/96                          Date:  4/2/96
     ------------------------------         ----------------------------------
By:          *                         By:  Stanley Lewin
   --------------------------------       ------------------------------------
Name:        *                         Name: Stanley Lewin
     ------------------------------         ----------------------------------
Title: Mgr. New Tech. Servicing        Title: Vice President Operations
      -----------------------------          ---------------------------------
Place: Newark, N.Y.                    Place: Newark, N.Y.
      -----------------------------          ---------------------------------





Ultralife Amendment/   *  /ALPJ/March 28, 1996                      Page 4 of 4

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Exhibit 1 to Amendment to the Agreement Ultralife/  *

Project Plan

The initial qualification of the Technology will be performed by * or its subcontractor on "Project H" Products (see specification in Exhibit 2 to this Amendment to the Agreement) according to the schedule in page 2 of this exhibit.

Qualification of Products with improved performance (e.g. energy density) or new dimensions will be performed by * or its subcontractor after Ultralife has delivered 400 Products to * for this purpose. The approximate duration of such qualification testing is 2 months. Details concerning the qualification schedule and samples will be agreed on a case by case basis.

The baseline specification (with initial energy density and capacity) for the Product H and DCT3 Products is described in the respective Exhibits to the Amendment to the Agreement. Detailed specifications for DCT3 and any other new Products are to be separately agreed upon.

The tables below describe the availability schedule and volume, performance improvement (capacity in mAh) and prices for the Product H Product and DCT-3 Product. The manufacturing volumes are based on manufacturing of either of the two Products. Manufacturing of both Products during the same period of time will somewhat affect total availability of Products.






                                       *







Ultralife Amendment/   *  /Exhibit 1/March 28, 1996                  Page 1 of 2

* (Confidential Information has been deleted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.)



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                                       *





Ultralife Amendment/   *  /Exhibit 1/March 28, 1996                  Page 2 of 2

* (Confidential Information has been deleted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.)